EXHIBIT 10.3

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into, effective as of the 7th day of July, 2011 (the “Effective Date”), by and between Iroquois Federal Savings and Loan Association, a federally-chartered savings bank (the “Bank”), Walter H. Hasselbring, III (the “Executive”) and IF Bancorp, Inc., a Maryland corporation and the stock holding company of the Bank, as guarantor (the “Company”).

WHEREAS, the Executive is currently an officer of the Bank; and

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Boards of Directors of the Bank and the Company desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a)            The term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) full calendar months thereafter.  Within ninety (90) days of each anniversary of the Effective Date of this Agreement (the “Anniversary Date”), the disinterested members of the Board of Directors of the Bank (the “Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement for an additional year, and the results thereof will be included in the minutes of the Board’s meeting.  On the basis of the results of the performance evaluation, the disinterested members of the Board may extend the term of this Agreement for an additional year such that the remaining term shall be twenty-four (24) months, and notice of such extension shall be provided to Executive.  If such notice is not provided to Executive, the term of this Agreement will terminate twelve (12) months following such Anniversary Date.  Notwithstanding the foregoing, in the event of a “Change in Control” as defined herein, this Agreement shall automatically renew for a term of twelve (12) months following the effective date of such Change in Control if such term is longer than the remaining term.

(b)           Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a)           Upon the occurrence of a Change in Control of the Bank or the Company followed within twelve (12) months by the voluntary termination of Executive’s employment for

Good Reason, as defined in Section 2(a) of this Agreement, or if the Bank or Company terminates the Executive’s employment for a reason other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)
The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements) from the authority, duties, or responsibilities (including reporting requirements) the Executive held immediately prior to the Change in Control;

(ii)	A material diminution in Executive’s base salary;

(iii)	Relocation of Executive to a location that would increase the Executive’s commute by a radius of more than thirty-five (35) miles; or

(iv)	Any other action or inaction by the Bank or the Company that constitutes a material breach of this Agreement;

provided, that within thirty (30) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not more than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive.  Executive’s resignation hereunder for Good Reason shall not occur later than ninety (90) days following the initial date on which the event Executive claims constitutes Good Reason occurred.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.

(b)           For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of:

(i)           There occurs a “Change in Control” of the Company or the Bank, as defined or determined by either the Company’s or Bank’s primary federal regulator or under regulations promulgated by such regulator;

(ii)           As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or Bank or any successor to the Company or Bank;

(iii)           The Company or Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company or Bank;

(iv)           The Company or Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company or Bank; or

(v)           The Company or Bank sells or transfers more than a fifty percent (50%) equity interest in the Company or Bank to another person or entity which is not an affiliate of the Company or Bank, excluding a sale or transfer to a person or persons who are employed by the Company or Bank.

(c)           Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause.  The term “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

3.	Termination Benefits.

(a)           If, in connection with or within twelve (12) months after a Change in Control, Executive resigns for Good Reason (in accordance with Section 2(a) of this Agreement) or if the Bank involuntarily terminates his employment for a reason other than Cause, Executive shall receive:

(i)
a lump sum cash payment equal to two (2) times the Executive’s (i) Base Salary and (ii) the highest rate of bonus paid to Executive during the three (3) years prior to termination, subject to applicable withholding taxes, payable in a single lump sum payment within ten (10) calendar days following Executive’s termination of employment; and

(ii)
the Bank will continue to provide Executive and the Executive’s dependents with life insurance, non-taxable medical, vision, and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive prior to Executive’s termination of employment.  Such coverage shall cease upon the expiration of twenty-four (24) full calendar months after Executive’s termination.  Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the payments or provisions of benefits hereunder, such payments or provisions are deemed illegal or subject to excise taxes or penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of benefits (or the remainder of such amount) that Executive is no longer permitted to receive in kind.  Such lump sum payment shall be required to be made within ten (10) days following Executive’s termination of employment or the determination that the payment or provision of such benefits would subject the Bank to excise taxes or penalties, whichever is later.

(iii)
If the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments under this Section 3 shall be delayed until the first day of the seventh month following the Executive’s date of termination.

(iv)
For purposes of this Agreement, a “termination of employment” shall mean a “Separation from Service” as defined in Section 409A of the Code and the regulations promulgated thereunder, such that the Employer and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after a termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.

(b)           Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G.

4.	Notice of Termination.

(a)           Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.  Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	Modification and Waiver.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.           Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois, without regard to principles of conflicts of law of the State of Illinois.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement, and such payment shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.           Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

15.           Miscellaneous.

(a)           The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to receive compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 2 of this Agreement.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.  §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations of the Bank under this contract shall be terminated, except to the extent it is determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS or its successor (or his designee) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS or its successor (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank, or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and 12 C.F.R. §545.121 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

IF BANCORP, INC.
(Guarantor)

By:	/s/ Gary Martin
For the Entire Board of Directors

IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Gary Martin
For the Entire Board of Directors

EXECUTIVE

By:	/s/ Walter H. Hasselbring, III
Walter H. Hasselbring, III